Exhibit 99.30

NEWS RELEASE

Contact:	Douglas Kessler COO and Head of Acquisitions (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

ASHFORD HOSPITALITY TRUST TO ACQUIRE FOUR-HOTEL
PORTFOLIO FROM DAY HOSPITALITY GROUP

Transaction Highlights:
t Acquired at 9.5x trailing twelve-month EBITDA multiple
t Direct hotel portfolio to increase to 22 assets totaling 3,282 rooms

DALLAS — (June 21, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has signed a definitive agreement with Day Hospitality Group to acquire a four-property, 365-room portfolio of hotels for $25,860,000 in cash plus a contingent component of consideration to be paid, if earned, no later than April 30, 2005. The purchase price equates to a 9.5x trailing twelve-month EBITDA multiple (without taking into account the contingent consideration, if earned). The acquisition is expected to close in July 2004.

The contingent part of the purchase price is based on 25% of the difference between (i) the value of the properties derived by dividing the trailing 12-month net operating income for the properties as of December 31, 2004, by a capitalization rate of 9.4%, less (ii) the stated purchase price of $25,860,000. Net operating income for the properties is defined as funds from operations minus a capital expense reserve of 4% of gross revenues.

The portfolio consists of Hilton and Marriott branded hotels in greater Atlanta, Georgia. Day Hospitality Group will continue to operate the four properties under incentive-based, three-year management agreements.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “These four properties exceed our investment criteria and provide a stable initial return with their strong brands and locations, excellent physical condition, close proximity to corporate and leisure demand generators and strong property management. The Atlanta market is one we have carefully targeted for some time, and we are pleased to add these Marriott and Hilton brands to our portfolio. Day Hospitality is an experienced operator with a long heritage in select service brands. We look forward to working together to build on the strong fundamentals of these four properties and capitalize on the improving demand in the Atlanta sub-markets.”

Hampton Inn — Mall of Georgia is located in the Atlanta sub-market of Buford one block from the Mall of Georgia, the largest mall in the southeast. The 92-room hotel is situated near many restaurants, attractions and business parks and has easy access to I-85 and I-985. Developed in 2000, the property features an exercise room and an outdoor pool.

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Acquires Hotel Portfolio from Day Hospitality Group

June 21, 2004

The 96-suite SpringHill Suites by Marriott — Mall of Georgia is located adjacent to the Mall of Georgia in this northeast Atlanta suburb. The three-year old property contains 1,495 square feet of meeting space and features free high-speed wireless internet access, a seasonal outdoor pool, year-round spa and cardiovascular exercise room.

The 90-suite SpringHill Suites by Marriott is located in the Atlanta sub-market of Kennesaw, GA. Developed in 2001, the property is situated adjacent to Kennesaw State University and I-75. It also benefits from a concentration of Fortune 500 corporations as well as tourist attractions such as Towne Center Mall, Lake Allatoona and Kennesaw Mountain. The property offers an outdoor pool, spa and exercise room.

Fairfield Inn & Suites Kennesaw is located just off I-75 and approximately one mile from Kennesaw State University. Developed in 1996, the 87-room hotel offers high-speed wireless internet access, an outdoor pool, spa and exercise room. The property benefits from a wealth of corporate and leisure demand in this northwest Atlanta suburb.

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the transaction will close in July 2004, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization.

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AHT Acquires Hotel Portfolio from Day Hospitality Group

June 21, 2004

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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